FOR IMMEDIATE RELEASE

STAAR SURGICAL REPORTS 38% SECOND QUARTER REVENUE GROWTH

Total ICL Sales Increase 41%; US ICL Sales Grow 39%
Total US Sales Record Slight Increase
Gross Margin Increases to 56%
Cost Reduction Efforts Continue to Generate Results
Operating Loss Reduced by 46%: Cash Usage Declines by 35%

MONROVIA, CA, July 30, 2008 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported continued progress during its second quarter ended June 27, 2008. The financial results for the period include the operating performance of STAAR Japan, which STAAR acquired at the beginning of fiscal year 2008.

Second Quarter Highlights

Corporate Highlights
-	Record quarterly revenue for the third consecutive quarter
-	Total sales grew 38% year-over-year to a quarterly record of $20.7 million
-	Total international sales grew 58% year-over-year
-	US sales recorded first year-over-year increase since Q4 2006
-	Gross margins improved to 56% from 49%, highest level since Q4 2004
-	US operating expenses declined by $1 million
-	Operating expenses declined to 65% of sales from 73%
-	Net loss at its lowest level since Q2 2005
-	Cash used for operations during the quarter declined 35% year-over-year
-	Management to present at upcoming BMO Focus on Healthcare Conference and Noble Financial Mad Max Equity Conference in August

Visian ICL Highlights
-	International ICL sales grew 41% and Domestic Visian ICL sales grew by 39%, despite ailing economy
-	ICL sales in China and Japan more than doubled year-over-year
-	U.S. consumer media coverage continues to expand awareness
-	Media focus on complications of LASIK refractive surgery driving consumer interest in alternatives to LASIK
-	Introduced updated and consumer friendly Visian website, www.visianinfo.com

IOL Highlights

-	Global cataract sales increased by 38%
-
Obtained New Technology Intraocular Lens (NTIOL) approval from the Centers for Medicare and Medical Services (CMS) for two additional IOL products which will now allow STAAR to compete more effectively in the US market

STAAR Japan Highlights
-	Sales for the quarter were $3.3 million and $6.1 million for the first six months of the year, excluding ICLs, which is on track to meet or exceed $12 million for the year
-	Gross margin, profitability and cash usage on track for first half of 2008
-	Plan calls for continued operating performance improvements in second half of 2008

“During the quarter, we began to show the growth potential of STAAR Surgical, while maintaining our recent fiscal discipline,” said Barry G. Caldwell, President and CEO of STAAR Surgical. “Earlier this year, we laid out the five key metrics against which investors could measure our progress during 2008 and we believe we are on track to achieve all five metrics. From a sales perspective, it was a very strong quarter. Each of our sales groups, including the U.S., generated year-over-year increases in sales, and we are ahead of our sales plan in Japan. Even without the contribution from Japan, which was not part of our operations last year, sales grew 16%. Both Switzerland and Germany (Domilens GmbH) established new all time records in revenue results. In the US, ICL sales grew 39% and the decline in our cataract sales slowed markedly. Overall, in the US, we generated a one percent increase in sales.”

“Last week, we achieved two significant milestones which are critical to our seven step strategy to return our domestic IOL business to profitability. The CMS designation of two additional new aspheric cataract lenses as New Technology Intraocular Lenses allows us to more effectively compete in the U.S. market while improving our average selling prices and gross margins. Having completed to date four steps of our domestic IOL strategy, we now have three steps remaining. Our goal is to successfully complete all by the first half of 2009.

“While sales were strong, we also continued our efforts to lower costs, reduce cash burn and improve profitability,” added Mr. Caldwell. “We reduced operating cash burn by approximately 35% compared to the second quarter of last year, and we continued to decrease operating expenses in the US. Our efforts to lower expenses in the US have good momentum. For the second half we have already identified areas for reduced spending and margin improvement within our international operations. The integration of STAAR Japan has gone very smoothly, and we are confident about our ability to achieve our operating expense goals in Japan, which will further reduce cash burn. We achieved our cash plan for the first half of the year and intend to further reduce cash burn in the second half of 2008. By remaining focused and disciplined the remainder of the year, we will move steadily toward becoming cash flow positive and achieving our objective of no further shareholder dilution,” Mr. Caldwell added.

Financial Highlights for the Second Quarter Ended June 28, 2008

Total product sales were $20.7 million which is the highest level of quarterly sales in the over 25 year history of the Company. These sales, compared with $14.9 million reported for the second quarter of 2007, represent a 38% increase. The increase in sales was led by strong international product sales, which grew 58% during the quarter and included $3.3 million in sales from STAAR Japan. Changes in currency accounted for $1.5 million of the increase in sales for the quarter. Total U.S. sales for the second quarter were $5.2 million, up one percent compared with $5.2 million in the same period last year. U.S. ICL sales were $1.4 million, up 39% as compared with $1.0 million in the comparable period of 2007.

Total product sales for the first six months of 2008 were $38.6 million, a 29% increase compared with the $29.8 million reported for the first six months of 2007. The increase in sales was led by strong international product sales, which grew 47% and included $6.1 million in sales from STAAR Japan. Changes in currency accounted for $2.7 million of the increase in sales for the six month period. Total U.S. sales for the first six months of 2008 were $9.7 million, down five percent compared with $10.3 million in the same period last year. U.S. ICL sales were $2.5 million, up 24% as compared with $2.0 million in the comparable period of 2007.

Gross profit margin was 55.8% compared with 48.5% in the second quarter of 2007. Gross profit margin for the first six months of 2008 was 49.9%, compared with 48.7% in the first six months of 2007. First quarter gross margin was reduced by non-cash purchasing accounting revaluations of inventory acquired in the STAAR Japan acquisition and sold in that quarter. The significant improvement in gross profit margin during the second quarter is due to increased sales of ICLs globally and Japan cataract product sales, which yield higher average selling prices than in other countries and in the second quarter had a normal cost basis rather than the stepped-up basis required by the purchase accounting rules in the first quarter. Each one of our five sales groups increased their gross margin percentages from the same period in 2007.

General and administrative expenses were $3.5 million, which represents a 12% increase over the second quarter of 2007 of $3.1 million. General and administrative expenses for the first six months of 2008 were $8 million, which represents a 19% increase over the first six months of 2007 of $6.7 million. The increase is due to incremental G&A costs of STAAR Japan and increased G&A costs in Europe resulting from increased headcount, partially offset by decreased costs in the US.

Marketing and selling expenses were $7.6 million, which represents a 24% increase over the second quarter of 2007 of $6.1 million. Marketing and selling expenses for the first six months of 2008 were $14.1 million, which represents a 23% increase over the first six months of 2007 which totaled $11.4 million. Changes in currency accounted for $0.4 million and $0.7 million of the increase in marketing and selling expenses for the three and six months ended June 27, 2008, respectively. Additionally, costs increased due to incremental costs of STAAR Japan, increased marketing and selling costs to drive continued sales growth internationally, and increased salaries of the new US refractive sales organization. The increase was partially offset by a decrease in US marketing and selling expenses due to decreased commissions and promotional activities.

Research and development expenses were $2.4 million, which represents a 44% increase compared to the second quarter of 2007. Research and development expenses for the first six months of 2008 were $4.1 million, which represents a 26% increase over the first six months of 2007 of $3.2 million. The increase is due to the incremental costs of STAAR Japan including the reclassification of costs from G&A to R&D, partially offset by cost reductions in the US.

For the quarter ended June 27, 2008, net loss was $2.5 million or $0.09 per share, compared with $4.4 million or $0.16 for Q2 2007. The net loss for the quarter includes $1.0 million in non-cash expenses. For the six months ended June 27, 2008, net loss was $11.5 million or $0.39 per share, compared with $7.9 million or $0.29 for the six months ended June 29, 2007. The net loss associated with STAAR Japan for the six months of 2008 was $5.9 million, largely resulting from non-cash purchase accounting charges recorded during the first quarter. Non-cash expenses for the first six months of 2008 were $6.6 million.

At June 27, 2008, cash and cash equivalents were $8.9 million, compared to $10.5 million at March 28, 2008. The change in cash and cash equivalents include a $1.2 million increase in accounts receivable and $1.0 million decrease in accounts payable from the prior quarter. During the quarter the Company used $2.8 million of cash for operating activities, compared to $3.4 million in Q1 2008 and $4.2 million in Q2 2007. Cash used in operating activities for the six months ended June 27, 2008 was $6.1 million, compared to $7.0 million reported for the six months ended June 29, 2007. STAAR Japan used $0.5 million and $3.0 million in cash for operating activities for the three and six months ended June 27, 2008. Cash used in investing activities was $2.2 million for the first six months of 2008 and related primarily to the acquisition of STAAR Japan. Cash provided by investing activities was $1.5 million for the first six months of 2008 and related primarily to borrowings on the Japan line of credit. Cash used for operating activities is expected to decline during the second half of 2008.

Conference Call

The Company will host a conference call and webcast on Wednesday, July 30, 2008 at 5:00 p.m. Eastern Time to discuss the Company’s second quarter and current corporate developments. The dial-in number for the conference call is 866-250-3615 for domestic participants and 303-262-2004 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11113294#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. Collamer® is the brand name for STAAR’s proprietary collagen copolymer lens material. More information is available at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations or prospects for achieving such plans, strategies or objectives, any statements regarding expectations for success of the ICL, TICL or other products in the U.S. or international markets, prospects for returning U.S. cataract product line to profitability, any statements regarding future performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of fully integrating STAAR Japan into our business and managing our other foreign subsidiaries, the need to realize product development goals to improve profitability of our U.S. IOL product line, our ability to address FDA concerns over the clinical study for the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, the effect of a possible U.S. recession on elective procedures such as refractive surgery, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Douglas Sherk, 415-896-6820	Steve DiMattia 646-201-5445
Dahlia Bailey, 415-896-5860

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000's except for per share data)
Unaudited

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Sales	$20,665	$14,932	$38,625	$29,849

Cost of sales	9,131	7,695	19,336	15,317

Gross profit	11,534	7,237	19,289	14,532

General and administrative	3,520	3,005	7,961	5,789
Marketing and selling	7,646	6,270	14,113	12,372
Research and development	2,357	1,634	4,075	3,244
Loss on settlement of pre-existing distribution arrangement	—	—	3,850	—

Total selling, general and administrative expenses:	13,523	10,909	29,999	21,405

Operating loss	(1,989)	(3,672)	(10,710)	(6,873)

Other income (expense), net	(160)	(419)	(121)	(471)

Loss before income taxes	(2,149)	(4,091)	(10,831)	(7,344)

Income tax provision	396	266	654	534

Net loss	$(2,545)	$(4,357)	$(11,485)	$(7,878)

Basic and diluted loss per share	$(0.09)	$(0.16)	$(0.39)	$(0.29)

Weighted average shares outstanding	29,488	28,041	29,488	26,845

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended			Six Months Ended

	June 27,	June 29,		June 27,	June 29,
Geographic Sales	2008	2007	% Change	2008	2007	% Change
United States	$5,198	$5,158	0.8%	$9,722	$10,252	-5.2%
Germany	6,976	5,683	22.8%	13,416	11,729	14.4%
Japan	3,529	104	3293.3%	6,481	179	3520.7%
Korea	890	750	18.7%	1,640	1,529	7.3%
Other	4,072	3,237	25.8%	7,366	6,160	19.6%
Total Sales	$20,665	$14,932	38.4%	$38,625	$29,849	29.4%

Product Sales
Cataract
IOLs	$8,787	$6,112	43.8%	$16,735	$12,185	37.3%
Other Cataract	6,158	4,721	30.4%	11,622	9,671	20.2%
Total Cataract	14,945	10,833	38.0%	28,357	21,856	29.7%

Refractive
ICL/TICL	5,405	3,845	40.6%	9,684	7,439	30.2%
Other Refractive	129	98	31.6%	225	224	0.4%
Total Refractive	5,534	3,943	40.3%	9,909	7,663	29.3%

Glaucoma	186	156	19.2%	359	330	8.8%
Total Sales	$20,665	$14,932	38.4%	$38,625	$29,849	29.4%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000's)
Unaudited

	June 27,	December 28,
	2008	2007

Cash, cash equivalents, and short-term investments - restricted	$8,922	$11,045
Accounts receivable trade, net	10,417	6,898
Inventories	15,572	12,741
Prepaids, deposits, and other current assets	2,468	1,610
Total current assets	37,379	32,294
Property, plant, and equipment, net	6,385	5,772
Intangible assets, net	6,561	3,959
Goodwill, net	7,534	7,534
Advance payment for acquisition of Canon Staar	-	4,000
Other assets	1,041	620
Total assets	$58,900	$54,179

Accounts payable	$7,937	$4,823
Deferred income taxes - current	105	102
Obligations under capital leases - current	929	822
Line of Credit	1,860	-
Other current liabilities	6,442	5,541
Total current liabilities	17,273	11,288
Notes payable - long-term, net of discount	4,284	4,166
Obligations under capital leases - long-term	1,306	1,311
Deferred income taxes - long-term	753	570
Other long-term liabilities	1,489	619
Total liabilities	25,105	17,954

Series A convertible preferred stock	6,760	-

Stockholders' equity - net	27,035	36,225
Total liabilities, convertible preferred stock and equity	$58,900	$54,179

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Six Months Ended
	June 27,	June 29,
	2008	2007
Cash flows from operating activities:
Net loss	$(11,485)	$(7,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	1,340	957
Amortization of intangibles	418	240
Amortization of notes payable discount	118	17
Loss on extinguishment of notes payable	-	233
Fair value adjustment of warrant	2	(100)
Loss on disposal of property and equipment	84	80
Equity in operations of joint venture	-	(85)
Stock-based compensation expense	825	740
Loss on settlement of pre-existing distribution arrangement	3,850	-
Other	(74)	107
Changes in working capital:
Accounts receivable	(2,716)	(520)
Inventories	2,034	74
Prepaids, deposits and other current assets	(487)	(18)
Accounts payable	(753)	(542)
Other current liabilities	714	(269)
Net cash used in operating activities	(6,130)	(6,964)

Cash flows from investing activities:
Cash acquired in acquisition of Canon Staar, net of acquisition costs	2,511	-
Acquisition of property, plant and equipment	(415)	(242)
Proceeds from sale of property, plant and equipment	89	-
Proceeds from sale of short-term investments - restricted	79	-
Dividend received from joint venture	-	117
Net change in other assets	(63)	(16)
Net cash provided by (used in) investing activities	2,201	(141)

Cash flows from financing activities:
Proceeds from notes payable	-	4,000
Repayments of notes payable	-	(4,000)
Borrowings under lines of credit	3,800	1,812
Repayments of lines of credit	(1,900)	(3,610)
Repayment of capital lease lines of credit	(419)	(310)
Proceeds from private placement	-	16,810
Proceeds from the exercise of stock options	-	584
Net cash (used in) provided by financing activities	1,481	15,286

Effect of exchange rate changes on cash and cash equivalents	404	143

(Decrease) increase in cash and cash equivalents	(2,044)	8,324
Cash and cash equivalents, at beginning of the period	10,895	7,758
Cash and cash equivalents, at end of the period	$8,851	$16,082